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                                                                     EXHIBIT 3.3

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION

         Texas Allied Bancshares, Inc., a corporation organized and existing under and by virtue of Section 242 of the General Corporation Law of the State of Delaware (the "Corporation"),

         DOES HEREBY CERTIFY:

         FIRST : That the Board of Directors of said Corporation, adopted a resolution proposing and declaring the following amendments to the Certificate of Incorporation of said Corporation:

         RESOLVED, that ARTICLE I of the Certificate of Incorporation is hereby amended in its entirety to read as follows:

                                   "ARTICLE I

                  The name of the Corporation is TEXAS CAPITAL BANCSHARES, INC."

         FURTHER RESOLVED, that ARTICLE IV of the Certificate of Incorporation is hereby amended in its entirety to read as follows:

                                   "ARTICLE IV

                  The total number of shares of capital stock which the Corporation shall have the authority to issue is twenty million (20,000,000) shares of Common Stock, $.01 par value."

         SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by Joseph M. Grant, its Secretary, this 16th day of June, 1998.


                                                      /s/ JOSEPH M. GRANT
                                                     ---------------------------
                                                     Joseph M. Grant, Secretary